Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated January 13, 2021, with respect to the financial statements of Gores Metropoulos II, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Denver, Colorado
January 31, 2022